As filed with the Securities and Exchange Commission on March 6, 2014

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	03-0339228 (I.R.S. Employer Identification No.)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of Principal Executive Offices) (Zip Code)

Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan

Green Mountain Coffee Roasters, Inc. 2014 Amended and Restated Employee Stock
Purchase Plan

(Full title of the plan)

Michael J. Degnan, Esq.

Chief Legal Officer and Corporate General Counsel

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

(Name and address of agent for service)

(802) 244-5621

(Telephone number, including area code, of agent for service)

Copy to:

Christopher M. Bartoli, Esq.

Baker & McKenzie LLP

300 East Randolph Street, Suite 5000

Chicago, Illinois 60601

Telephone: (312) 861-8676

Facsimile: (312) 698-2055

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock, par value $0.10 per share	8,000,000	(2)	$109.16	$417,359,069.20	$53,755.85
Common Stock, par value $0.10 per share	9,100,000	(3)	$109.16	$860,611,872.84	$110,846.81
Total	17,100,000				$164,602.66

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued pursuant to the Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”), and the Green Mountain Coffee Roasters, Inc. 2014 Amended and Restated Employee Stock Purchase Plan (the “2014 ESPP” and, together with the 2014 Omnibus Plan, the “Plans”), as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2) Represents shares of Common Stock reserved for issuance under the 2014 Omnibus Plan. The number of shares of Common Stock registered under the 2014 Omnibus Plan hereby consists of (i) 3,823,370 shares of Common Stock being registered for the first time, plus (ii) 4,176,630 shares of Common Stock (the “2006 Carryover Shares”) that were previously registered by Green Mountain Coffee Roasters, Inc. (the “Registrant”) under its Amended and Restated Green Mountain Coffee Roasters, Inc. 2006 Omnibus Incentive Plan, as amended (the “2006 Plan”), on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on July 29, 2011 (Registration No. 333-175896).  A post-effective amendment to the foregoing Form S-8 to deregister the 2006 Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

(3)  Represents shares of Common Stock reserved for issuance under the 2014 ESPP. The number of shares of Common Stock registered under the 2014 ESPP hereby consists of (i) 7,883,949 shares of Common Stock being registered for the first time, plus (ii) 1,216,051 shares of Common Stock that were previously registered by the Registrant (the “ESPP Carryover Shares”) under the Registrant’s 1998 Employee Stock Purchase Plan, as amended (the “Former ESPP” and collectively with the 2006 Plan, the “Former Plans”) on Form S-8, filed with the Commission on March 11, 2005 (Registration No. 333-123255). A post-effective amendment to the foregoing Form S-8 to deregister the ESPP Carryover Shares is being filed contemporaneously with the filing of this Registration Statement.

(4) Estimated solely for the purposes of calculating the amount of the registration fee.  In accordance with Rule 457(h) of the Securities Act, the price shown is the average of the high and low selling prices of the Common Stock for March 3, 2014 as reported on the NASDAQ Global Select Market. The Registrant is paying registration fees solely with respect to the 11,698,344 shares of Common Stock being newly registered. The registration fees with respect to each of the 2006 Carryover Shares of $43,782.23 and the ESPP Carryover Shares of $267.29 were paid upon filing the original Registration Statements on Form S-8 listed in footnotes 2 and 3 above, respectively. Therefore, no further registration fee is required with respect to the 2006 Carryover Shares or the ESPP Carryover Shares.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) relates to the registration of (1) 8,000,000 shares of common stock, $0.10 par value per share (“Common Stock”), of the Registrant issuable pursuant to the terms of the 2014 Omnibus Plan, and (2) 9,100,000 shares of Common Stock of the Registrant issuable pursuant to the terms of the 2014 ESPP.

On March 6, 2014, the stockholders of the Registrant approved the 2014 Omnibus Plan, which replaced the 2006 Plan, and the 2014 ESPP, which replaced the Former ESPP.  No new awards have been made under the Former Plans subsequent to stockholder approval of the Plans.  According to the terms of the 2014 Omnibus Plan, any shares subject to outstanding awards under the 2006 Plan as of December 6, 2013 that are cancelled or forfeited after December 6, 2013 will become available for issuance under the 2014 Omnibus Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Securities Act Rule 428(b)(1) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(A) The Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended September 28, 2013;

(B) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since September 28, 2013; and

(C) The description of the Registrant’s Common Stock contained in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 0-22398), dated September 10, 1993, filed pursuant to Section 12 of the Exchange Act, incorporating by reference the information concerning the Registrant’s common stock included under the caption “Description of Capital Stock” in its Registration Statement on Form SB-2, filed on July 28, 1993 and declared effective on September 21, 1993 (File No. 33-66646), and any amendment or report filed for purposes of updating such amendment.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Registrant by Michael J. Degnan, Chief Legal Officer and Corporate General Counsel of the Registrant.  Mr. Degnan is employed by the Registrant, owns shares of the Common Stock, and holds options, restricted stock units and performance stock units in the Registrant, both directly and as a participant in various stock and employee benefit plans.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

The Registrant’s certification of incorporation, as amended, provides that each director, officer and employee, past or present, of the Registrant, and each person who serves or may have served at the request of the Registrant as a director, trustee, officer or employee of another corporation, association, trust or other entity and their respective heirs, administrators and executors, shall be indemnified by the Registrant in accordance with, and to the fullest extent permitted by, the provisions of the Delaware General Corporation Law as it may from time to time be amended.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation, as amended, provides that to the fullest extent permitted by the Delaware General Corporation Law as it may from time to time be amended, no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s amended and restated by-laws provide that any repeal or modification of the indemnification rights shall not adversely affect any right or protection of a director or officer of the Registrant with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

The Registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant’s officers and directors with further indemnification, to the fullest extent permitted by the Delaware General Corporation Law.

The Registrant maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

1.                                      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8. and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.                                      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Burlington, State of Vermont, on March 6, 2014.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances G. Rathke
Frances G. Rathke
Chief Financial Officer and Treasurer

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Frances G. Rathke, Michael J. Degnan and Sonia G. Cudd, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Green Mountain Coffee Roasters, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Brian P. Kelley	President and Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2014
BRIAN P. KELLEY

/s/ Frances G. Rathke	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 6, 2014
FRANCES G. RATHKE

/s/ Norman H. Wesley	Chairman of the Board of Directors	March 6, 2014
NORMAN H. WESLEY

/s/ Barbra D. Carlini	Director	March 6, 2014
BARBARA D. CARLINI

/s/ Jules A. Del Vecchio	Director	March 6, 2014
JULES A. DEL VECCHIO

/s/ John D. Hayes	Director	March 6, 2014
JOHN D. HAYES

/s/ A.D. David Mackay	Director	March 6, 2014
A.D. DAVID MACKAY

/s/ Michael J. Mardy	Director	March 6, 2014
MICHAEL J. MARDY

/s/ Hinda Miller	Director	March 6, 2014
HINDA MILLER

/s/ David E. Moran	Director	March 6, 2014
DAVID E. MORAN

/s/ Susan S. Kilsby	Director	March 6, 2014
SUSAN S. KILSBY

/s/ Robert A. Steele	Director	March 6, 2014
ROBERT A. STEELE

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Certificate of Incorporation dated November 10, 2011 (incorporated by reference to Exhibit 3.1 in the Annual Report on Form 10-K for the fiscal year ended September 24, 2011).
4.2

Certificate of Amendment to Restated Certificate of Incorporation, dated April 3, 2012 (incorporated by reference to Exhibit 3.1 in the Quarterly Report on Form 10-Q for the thirteen weeks ended March 24, 2012).

4.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 in the Annual Report on Form 10-K for the fiscal year ended September 27, 2008).
5.1	Opinion of Corporate General Counsel of the Registrant (filed herewith).
10.1	Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan (filed herewith).
10.2	Green Mountain Coffee Roasters, Inc. 2014 Amended and Restated Employee Stock Purchase Plan (filed herewith).
10.3	Form of Performance Stock Unit Agreement for Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan (filed herewith).
10.4	Form of Director Restricted Stock Unit Agreement for Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan (filed herewith).
10.5	Form of Executive Restricted Stock Unit Agreement for Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan (filed herewith).
10.6	Form of Executive Stock Option Agreement for Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan (filed herewith).
10.7	Form of Participation Agreement under the Green Mountain Coffee Roasters, Inc. 2014 Amended and Restated Employee Stock Purchase Plan (filed herewith).
23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).
23.2	Consent of Corporate General Counsel of the Registrant (contained in Exhibit 5.1).
24	Powers of Attorney (included on signature page).